Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2024 RESULTS AND RECENT ACQUISITION; UPDATES FISCAL YEAR 2024 GUIDANCE
RUTLAND, VERMONT (October 30, 2024) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and nine-month periods ended September 30, 2024.
Key Highlights:
•Revenues were $411.6 million for the quarter, up $58.9 million, or up 16.7%, from the same period in 2023.
•Solid waste pricing for the quarter was up 5.5% from the same period in 2023, driven by 6.1% collection price growth.
•Net income was $5.8 million for the quarter, down $(12.4) million, or down (68.2)%, as compared to $18.2 million for the same period in 2023.
•Adjusted EBITDA, a non-GAAP measure, was $102.9 million for the quarter, up $13.3 million, or up 14.9%, from the same period in 2023.
•Net cash provided by operating activities was $171.6 million for the year-to-date period, up $13.8 million, or up 8.7%, as compared to $157.8 million for the same period in 2023.
•Adjusted Free Cash Flow, a non-GAAP measure, was $98.8 million for the year-to-date period, as compared to $94.3 million for the same period in 2023.
•Acquired six businesses year-to-date with over $200 million in aggregate annualized revenues, including Royal Carting and Welsh Sanitation (collectively, “Royal”) on October 1, 2024.
“We posted another solid quarter of execution against our growth strategies across our business," said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. “The success of our operating plan, combined with our acquisition strategy, has allowed us to generate over $400 million in revenues and more than $100 million in Adjusted EBITDA in a quarter for the first time in the company’s history. Our entire team deserves recognition for their continued execution and hard work, which puts us on track for another successful year.”
“While we are executing well against our strategic plan, third quarter performance was mixed. Insurance expense accruals related to two discrete events impacted Adjusted EBITDA by over $3 million in the quarter, and we had a $2 million headwind from continued lower year-over-year landfill volumes, primarily construction and demolition materials, which we expect to abate next year. Together, these two items weighed on overall Adjusted EBITDA margins by 110 basis points,” Casella said.
“Return-driven investments in truck automation and routing efficiencies across our collection fleet have reduced costs, while equipment upgrades at our recycling facilities have enhanced our ability to process more volumes at higher price points year-over-year,” Casella said. “These operating strategies, together with our pricing programs, drove higher same store Adjusted EBITDA margins, up 130 basis points in our collection and up 90 basis points in our Resource Solutions lines of business.”
“On October 1, we completed the acquisition of Royal, which is expected to generate over $90 million in annualized revenues and provides us entry into adjacent markets of New York’s middle and lower Hudson Valley region,” Casella said. “We are very excited to partner with a well-respected and established service provider that offers us opportunities for new customer growth and landfill volume internalization over time. As with all of our acquisitions, we would like to welcome our new team members and look forward to introducing our services to our new customers and communities.”
“Looking forward, we have set ourselves up to continue capturing opportunities in our robust acquisition pipeline with our recent financings, including our equity offering and upsizing and extending our credit facility,” Casella said. “These transactions significantly increased our liquidity and financial flexibility, which will enable us to be both disciplined and nimble as we aim to add further density to existing markets and chart growth into new ones.”
For the quarter, revenues were $411.6 million, up $58.9 million, or up 16.7%, from the same period in 2023, with revenue growth mainly driven by: newly closed acquisitions along with the rollover impact from acquisitions closed in prior periods; strong collection and disposal pricing; and higher recycling commodity volumes and prices.

Operating income was $24.4 million for the quarter, down $(9.8) million, or down (28.7)%, from the same period in 2023 as a result of an $8.5 million charge at the Town of Southbridge, Massachusetts landfill (“Southbridge Landfill”) to revise accrued post-closure monitoring costs following receipt of increased requirements contained in the final closure permit; higher expense from acquisition activities; and higher depreciation and amortization expenses related to recently closed acquisitions.
Net income was $5.8 million for the quarter, or $0.10 per diluted common share, down $(12.4) million, or down (68.2)%, as compared to net income of $18.2 million, or $0.31 per diluted common share, for the same period in 2023. Adjusted Net Income, a non-GAAP measure, was $15.9 million for the quarter, or $0.27 Adjusted Diluted Earnings Per Common Share, a non-GAAP measure, as compared to Adjusted Net Income of $20.1 million, or $0.35 Adjusted Diluted Earnings Per Common Share, for the same period in 2023. Adjusted EBITDA was $102.9 million for the quarter, up $13.3 million, or up 14.9%, from the same period in 2023, driven by acquisition contribution and 6.0% organic growth.
Please refer to "Non-GAAP Performance Measures" included in "Unaudited Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliations of Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted EBITDA and other non-GAAP performance measures to their most directly comparable GAAP measures.
Net cash provided by operating activities was $171.6 million for the year-to-date period, as compared to $157.8 million for the same period in 2023, with the year-over-year variance mainly attributable to growth in the business and unfavorable changes in working capital. Adjusted Free Cash Flow was $98.8 million for the year-to-date period, as compared to $94.3 million for the same period in 2023.
Please refer to "Non-GAAP Liquidity Measures" included in "Unaudited Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP measure.
Fiscal Year 2024 Outlook
The Company reaffirmed guidance for the fiscal year ending December 31, 2024 ("fiscal year 2024") by estimating results in the following ranges:
•Revenues between $1.520 billion and $1.550 billion;
•Adjusted EBITDA between $360 million and $370 million;
•Net cash provided by operating activities between $245 million and $255 million; and
•Adjusted Free Cash Flow between $140 million and $150 million.
The Company revised guidance for fiscal year 2024 by estimating results in the following range:
•Net income between $10 million and $20 million (lowered from a range of $15 million and $25 million).
The guidance ranges do not include the impact of any acquisitions that have not been completed. Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2024 are described in the Unaudited Reconciliation of Fiscal Year 2024 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2024 do not contemplate any unanticipated impacts.
Conference Call to Discuss Quarter
The Company will host a conference call to discuss these results on Thursday, October 31, 2024 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should register for the call by clicking here to obtain a dial in number and unique passcode. Alternatively, upon registration, the website linked above provides an option for the conference provider to call the registrant's phone line, enabling participation on the call.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website and accessible using the same link.
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the eastern United States. For further information, investors may contact Charlie Wohlhuter, Director of Investor Relations at (802) 772-2230; media may contact Jeff Weld, Vice President of Communications at (802) 772-2234; or visit the Company’s website at http://www.casella.com.

Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2024, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices and wages; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect our operations and financial results; the closure of the Subtitle D landfill located in Southbridge, Massachusetts (“Southbridge Landfill”) could result in material unexpected costs; the increasing focus on per - and polyfluoroalkyl substances (“PFAS”) and other emerging contaminants, including the recent designation by the U.S. Environmental Protection Agency of two PFAS chemicals as hazardous substances under the Comprehensive Environmental Response, Compensation, and Liability Act, will likely lead to increased compliance and remediation costs and litigation risks; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; disruptions or limited access to domestic and global transportation could impact the Company's ability to sell recyclables into end markets; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all, including due to the failure to satisfy all closing conditions and to receive required regulatory approvals that may prevent closing of any announced transaction; the Company may not be able to successfully integrate and recognize the expected financial benefits from acquired businesses; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A. “Risk Factors” in the Company's most recently filed Form 10-K, in Item 1A. “Risk Factors” in the Company’s most recently filed Form 10-Q and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Charlie Wohlhuter
Director of Investor Relations
(802) 772-2230
Media:
Jeff Weld
Vice President of Communications
(802) 772-2234
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$411,627	$352,735	$1,129,797	$904,975
Operating expenses:
Cost of operations	267,117	226,303	741,695	592,865
General and administration	47,030	41,177	138,547	112,721
Depreciation and amortization	59,174	47,736	168,549	116,095
Southbridge Landfill closure charge	8,477	70	8,477	276
Expense from acquisition activities	5,450	3,261	18,297	9,801
Legal settlement	—	—	—	6,150
	387,248	318,547	1,075,565	837,908
Operating income	24,379	34,188	54,232	67,067
Other expense (income):
Interest expense, net	14,368	10,223	40,134	23,888
Loss from termination of bridge financing	—	—	—	8,191
Other income	(412)	(225)	(1,239)	(1,019)
Other expense, net	13,956	9,998	38,895	31,060
Income before income taxes	10,423	24,190	15,337	36,007
Provision for income taxes	4,652	6,018	6,677	8,797
Net income	$5,771	$18,172	$8,660	$27,210
Basic weighted average common shares outstanding	58,808	57,962	58,318	54,228
Basic earnings per common share	$0.10	$0.31	$0.15	$0.50
Diluted weighted average common shares outstanding	58,921	58,062	58,415	54,325
Diluted earnings per common share	$0.10	$0.31	$0.15	$0.50

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$518,977	$220,912
Accounts receivable, net of allowance for credit losses	168,088	157,324
Other current assets	55,986	48,089
Total current assets	743,051	426,325
Property and equipment, net of accumulated depreciation and amortization	1,059,716	980,553
Operating lease right-of-use assets	102,445	100,844
Goodwill	907,876	735,670
Intangible assets, net of accumulated amortization	273,312	241,429
Other non-current assets	36,829	50,649
Total assets	$3,123,229	$2,535,470
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$38,368	$35,781
Current operating lease liabilities	10,492	9,039
Accounts payable	101,632	116,794
Current accrued final capping, closure and post-closure costs	15,991	10,773
Other accrued liabilities	124,771	106,471
Total current liabilities	291,254	278,858
Debt, less current portion	1,045,509	1,007,662
Operating lease liabilities, less current portion	68,601	66,074
Accrued final capping, closure and post-closure costs, less current portion	133,644	123,131
Other long-term liabilities	52,691	37,954
Total stockholders' equity	1,531,530	1,021,791
Total liabilities and stockholders' equity	$3,123,229	$2,535,470

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net income	$8,660	$27,210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	168,549	116,095
Interest accretion on landfill and environmental remediation liabilities	8,758	7,470
Amortization of debt issuance costs	2,224	2,221
Stock-based compensation	7,433	6,699
Operating lease right-of-use assets expense	13,119	10,956
Disposition of assets, other items and charges, net	12,459	279
Loss from termination of bridge financing	—	8,191
Deferred income taxes	3,424	5,233
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(53,032)	(26,529)
Net cash provided by operating activities	171,594	157,825
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(259,196)	(847,763)
Additions to intangible assets	(265)	—
Additions to property and equipment	(126,361)	(90,364)
Proceeds from sale of property and equipment	1,047	971
Proceeds from property insurance settlement	146	—
Net cash used in investing activities	(384,629)	(937,156)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	801,750	465,000
Principal payments on debt	(780,771)	(18,563)
Payments of debt issuance costs	(6,448)	(12,759)
Proceeds from the exercise of share based awards	—	89
Proceeds from the public offering of Class A common stock	496,569	496,231
Net cash provided by financing activities	511,100	929,998
Net increase in cash, cash equivalents and restricted cash	298,065	150,667
Cash, cash equivalents and restricted cash, beginning of period	220,912	71,152
Cash, cash equivalents and restricted cash, end of period	$518,977	$221,819
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$45,685	$28,626
Cash income tax payments	$5,135	$9,689
Non-current assets obtained through long-term financing obligations	$23,679	$8,053
Right-of-use assets obtained in exchange for operating lease obligations	$10,776	$18,558

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$5,771	$18,172	$8,660	$27,210
Net income as a percentage of revenues	1.4%	5.2%	0.8%	3.0%
Provision for income taxes	4,652	6,018	6,677	8,797
Other income	(412)	(225)	(1,239)	(1,019)
Loss from termination of bridge financing (i)	—	—	—	8,191
Interest expense, net	14,368	10,223	40,134	23,888
Southbridge Landfill closure charge (ii)	8,477	70	8,477	276
Legal settlement (iii)	—	—	—	6,150
Expense from acquisition activities (iv)	5,450	3,261	18,297	9,801
Gain on resolution of acquisition related contingent consideration (v)	—	(376)	—	(965)
Depreciation and amortization	59,174	47,736	168,549	116,095
Depletion of landfill operating lease obligations	2,552	2,255	7,247	6,558
Interest accretion on landfill and environmental remediation liabilities	2,896	2,469	8,758	7,470
Adjusted EBITDA	$102,928	$89,603	$265,560	$212,452
Adjusted EBITDA as a percentage of revenues	25.0%	25.4%	23.5%	23.5%
Depreciation and amortization	(59,174)	(47,736)	(168,549)	(116,095)
Depletion of landfill operating lease obligations	(2,552)	(2,255)	(7,247)	(6,558)
Interest accretion on landfill and environmental remediation liabilities	(2,896)	(2,469)	(8,758)	(7,470)
Adjusted Operating Income	$38,306	$37,143	$81,006	$82,329
Adjusted Operating Income as a percentage of revenues	9.3%	10.5%	7.2%	9.1%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$5,771	$18,172	$8,660	$27,210
Loss from termination of bridge financing (i)	—	—	—	8,191
Southbridge Landfill closure charge (ii)	8,477	70	8,477	276
Legal settlement (iii)	—	—	—	6,150
Expense from acquisition activities (iv)	5,450	3,261	18,297	9,801
Gain on resolution of acquisition related contingent consideration (v)	—	(376)	—	(965)
Interest expense from acquisition activities (vi)	—	—	—	496
Tax effect (vii)	(3,797)	(987)	(7,805)	(6,920)
Adjusted Net Income	$15,901	$20,140	$27,629	$44,239

Diluted weighted average common shares outstanding	58,921	58,062	58,415	54,325

Diluted earnings per common share	$0.10	$0.31	$0.15	$0.50
Loss from termination of bridge financing (i)	—	—	—	0.15
Southbridge Landfill closure charge (ii)	0.14	—	0.15	0.01
Legal settlement (iii)	—	—	—	0.11
Expense from acquisition activities (iv)	0.09	0.07	0.31	0.18
Gain on resolution of acquisition related contingent consideration (v)	—	(0.01)	—	(0.02)
Interest expense from acquisition activities (vi)	—	—	—	0.01
Tax effect (vii)	(0.06)	(0.02)	(0.14)	(0.13)
Adjusted Diluted Earnings Per Common Share	$0.27	$0.35	$0.47	$0.81
(i)Loss from termination of bridge financing is related to the write-off of the remaining unamortized debt issuance costs associated with the extinguishment of bridge financing agreements associated with acquisitions.
(ii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. In August 2024, the Company received the final closure permit related to Southbridge Landfill and entered into post-closure.
(iii)Legal settlement is related to reaching an agreement in June 2023 with the collective class members of a class action lawsuit relating to certain Fair Labor Standards Act of 1938 ("FLSA") claims as well as state wage and hours laws.
(iv)Expense from acquisition activities is comprised primarily of legal, consulting, rebranding and other costs associated with the due diligence, acquisition and integration of acquired businesses. The nine months ended September 30, 2024 included a charge for an increase in the reserve against accounts receivable of the businesses acquired in the acquisition of four wholly owned subsidiaries of GFL Environmental Inc., as a result of our inability to pursue collections during the transition services period with the seller, resulting in accounts receivable aged beyond what is typical in our business.
(v)Gain on resolution of acquisition related contingent consideration is associated with the reversal of a contingency for a transfer station permit expansion that is no longer deemed viable.
(vi)Interest expense from acquisition activities is the amortization of debt issuance costs comprised of transaction, legal, and other similar costs associated with bridge financing activities related to acquisitions.
(vii)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that showing the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The table below, on an adjusted basis to exclude certain items, sets forth such liquidity measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$91,813	$74,629	$171,594	$157,825
Capital expenditures	(51,461)	(39,949)	(126,361)	(90,364)
Proceeds from sale of property and equipment	220	195	1,047	971
Proceeds from property insurance settlement	146	—	146	—
Southbridge Landfill closure (i)	799	887	2,281	3,224
Cash outlays from acquisition activities (ii)	4,580	2,233	14,015	8,292
Acquisition capital expenditures (iii)	12,830	6,041	25,489	11,053
McKean Landfill rail capital expenditures (iv)	318	2,403	3,543	3,306
FLSA legal settlement payment (v)	—	—	6,150	—
Landfill capping charge - veneer failure payment (vi)	—	—	850	—
Adjusted Free Cash Flow	$59,245	$46,439	$98,754	$94,307
(i)Southbridge Landfill closure are cash outlays associated with the unplanned, early closure of the Southbridge Landfill. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017, and expects to incur cash outlays through satisfaction of the closure requirements and the environmental remediation process. In August 2024, the Company received the final closure permit related to Southbridge Landfill and entered into post-closure.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, consulting, rebranding and other costs as part of the Company’s strategic growth initiative.
(iii)Acquisition capital expenditures are acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision. Acquisition related capital expenditures include costs required to achieve initial operating synergies and integrate operations.
(iv)McKean Landfill rail capital expenditures are long-term infrastructure capital expenditures related to rail side development at the Company's landfill in Mount Jewett, PA ("McKean Landfill"), which is different from the landfill construction investments in the normal course of operations.
(v)FLSA legal settlement payment is the cash outlay of a legal settlement related to reaching an agreement in June 2023 with the collective class members of a class action lawsuit relating to certain claims under the FLSA as well as state wage and hours laws.
(vi)Landfill capping charge - veneer failure payment is the cash outlay associated with operating expenses incurred to clean up the affected capping material at the Company's landfill in Seneca, New York. Engineering analysis is currently underway to determine root causes and responsibility for the event.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF FISCAL YEAR 2024 OUTLOOK NON-GAAP MEASURES
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA(i) from estimated Net income for fiscal year 2024:

(Estimated) Twelve Months Ending December 31, 2024
Net income	$10,000 - $20,000
Provision for income taxes	11,000
Other income	(1,500)
Interest expense, net	52,000
Southbridge Landfill closure charge	8,500
Expense from acquisition activities	23,000
Depreciation and amortization	235,000
Depletion of landfill operating lease obligations	10,500
Interest accretion on landfill and environmental remediation liabilities	11,500
Adjusted EBITDA	$360,000 - $370,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow(i) from estimated Net cash provided by operating activities for fiscal year 2024:

(Estimated) Twelve Months Ending December 31, 2024
Net cash provided by operating activities	$245,000 - $255,000
Capital expenditures	(196,000)
Proceeds from sale of property and equipment	1,350
Proceeds from property insurance settlement	150
FLSA legal settlement payment	6,150
Southbridge Landfill closure	2,500
Acquisition capital expenditures	55,000
Cash outlays from acquisition activities	20,000
McKean Landfill rail capital expenditures	5,000
Landfill capping charge - veneer failure payment	850
Adjusted Free Cash Flow	$140,000 - $150,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Unaudited Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA TABLES
(In thousands)
Amounts of total revenues attributable to services provided for the three and nine months ended September 30, 2024 and 2023 are as follows:

	Three Months Ended September 30,
	2024	% of Total Revenues	2023	% of Total Revenues
Collection	$252,579	61.4%	$206,093	58.4%
Disposal	67,453	16.4%	66,337	18.8%
Landfill gas-to-energy	1,651	0.4%	1,797	0.5%
Processing	3,482	0.8%	3,021	0.9%
Solid waste operations	325,165	79.0%	277,248	78.6%
Processing	34,954	8.5%	27,782	7.9%
National Accounts	51,508	12.5%	47,705	13.5%
Resource Solutions operations	86,462	21.0%	75,487	21.4%
Total revenues	$411,627	100.0%	$352,735	100.0%

	Nine Months Ended September 30,
	2024	% of Total Revenues	2023	% of Total Revenues
Collection	$687,896	60.9%	$495,917	54.8%
Disposal	182,716	16.2%	181,433	20.0%
Power generation	6,144	0.5%	5,042	0.6%
Processing	8,290	0.7%	7,351	0.8%
Solid waste operations	885,046	78.3%	689,743	76.2%
Processing	97,992	8.7%	75,970	8.4%
National Accounts	146,759	13.0%	139,262	15.4%
Resource Solutions operations	244,751	21.7%	215,232	23.8%
Total revenues	$1,129,797	100.0%	$904,975	100.0%

Components of revenue growth for the three months ended September 30, 2024 compared to the three months ended September 30, 2023 are as follows:

	Amount	% of Related Business	% of Total Company
Solid waste operations:
Collection	$12,639	6.1%	3.6%
Disposal	2,542	3.8%	0.7%
Solid waste price	15,181	5.5%	4.3%
Collection	(1,445)	(0.7)%	(0.4)%
Disposal	(1,311)	(2.0)%	(0.4)%
Processing	(71)	(2.4)%	—%
Solid waste volume	(2,827)	(1.0)%	(0.8)%
Surcharges and other fees	(539)		(0.1)%
Commodity price and volume	19		—%
Acquisitions	36,083	13.0%	10.2%
Total solid waste operations	47,917	17.3%	13.6%
Resource Solutions operations:
Price	2,452	3.2%	0.7%
Volume	7,312	9.7%	2.0%
Surcharges and other fees	(160)		—%
Acquisitions	1,371	1.8%	0.4%
Total Resource Solutions operations	10,975	14.5%	3.1%
Total Company	$58,892		16.7%

Components of capital expenditures(i) for the three and nine months ended September 30, 2024 and 2023 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Growth capital expenditures:
Acquisition capital expenditures	$12,830	$6,041	$25,489	$11,053
McKean Landfill rail capital expenditures	318	2,403	3,543	3,306
Other	4,644	2,217	9,636	6,115
Growth capital expenditures	17,792	10,661	38,668	20,474
Replacement capital expenditures:
Landfill development	14,728	16,155	32,536	27,353
Vehicles, machinery, equipment and containers	13,103	11,125	41,348	30,897
Facilities	4,527	2,008	10,536	8,578
Other	1,311	—	3,273	3,062
Replacement capital expenditures	33,669	29,288	87,693	69,890
Capital expenditures	$51,461	$39,949	$126,361	$90,364

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) acquisition capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision and includes the capital expenditures required to achieve initial operating synergies and integrate operations; 2) McKean Landfill rail capital expenditures, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, replacement costs for equipment and other capital expenditures due to age or obsolescence, and capital items not defined as growth capital expenditures.